EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE
FOR MARGARET A. BELLVILLE

This Separation Agreement and Release (this “Agreement”) is entered into between Charter Communications, Inc. (the “Company” or “Charter”) and me, Margaret A. Bellville, to settle all issues between us in connection with my separation and resignation from employment and my decision to voluntarily resign as an officer and employee. The Company and I agree as follows:

(a) Benefits Payable: In exchange for this Agreement, the Company will provide me with:

(i)	Separation Pay of 65 weeks’ base pay, calculated at an annual rate of $625,000 (reduced for all applicable withholding taxes). This Separation Pay will be made in the form of salary continuation payments and will be paid on regular company paydays. Payments will commence the first payday as soon as administratively possible after this Agreement has been fully executed and received by the Corporate Human Resources Department and the 7 day revocation period described below has expired without my having revoked my acceptance. However, for purposes of this paragraph, any payments to me made by Charter or a subsidiary at the rate set out above for periods of time after October 1, 2004 but before I sign this Agreement will be credited against the 65 weeks of Separation Pay outlined above, even if those payments are made before I sign this Agreement, or before the 7 day revocation period has expired and the payments are scheduled to commence hereunder; and no payments made prior to the Separation Date which are applicable to periods of time before the Separation Date will be applied against the 65 weeks, even if this Agreement is fully executed and effective prior to the Separation Date. The first Separation Payment may exceed a full pay period, as it will cover the period from my Separation Date (which is defined below) through the date of the first payment. Subsequent payments, if any, will cover full pay periods or a partial pay period to cover the unpaid balance. The period of time from my Separation Date through the date of my last Separation Payment will be called the Severance Period and will end on December 31, 2005. The total amount to be paid pursuant to this paragraph, including payments made to me by Charter or a subsidiary before I sign and deliver this Agreement and/or before expiration of the 7 day revocation period for periods of time after October 1, 2004, shall not exceed the gross amount of $781,250 in the aggregate. For the avoidance of uncertainty, Charter acknowledges that I have no duty to mitigate, and acknowledges that it has no right of offset if I earn other income during the Severance Period.

(ii)	If I wish to continue after my Separation Date the same family medical, dental, prescription or vision benefits coverage which I currently am receiving, I must elect COBRA coverage and make timely payments in accordance with the terms outlined in the COBRA notice, which the Company will issue to me. As soon as administratively practicable after the effectiveness of this Agreement, I will receive a one-time payment of $7097.71 from the Company, net after deduction of income taxes and other required withholdings. I have been advised that this represents the costs for COBRA continuation of my current family medical, dental, prescription and vision benefits for the entire Severance Period at current rates (i.e., at the maximum rate available for coverage under any current plan offered by Charter). I may use this payment from the Company to cover the COBRA payments or for any other purpose. I may keep this payment regardless of whether I elect COBRA coverage. This payment will satisfy Charter’s obligations under this paragraph (a) (ii). My flexible spending account will continue during the Severance Period to the extent authorized by the plan and to the extent I am currently a participant.
(iii)	Any stock options that I have been granted will continue to vest and, to the extent vested, be exercisable, during the Severance Period. After that, I will have 60 days in which to exercise any outstanding vested options. My options will be at the price set out in the option grants issued to me (including, without limitation, the grant of 500,000 options at an exercise price of $1.575 per share which was made as of December 9, 2002). I will not be entitled to the benefit of any repricing, reissue or adjustments of options which occur after the date of such option grants or apply to any other person and hereby waive any rights I may have to any such repricing, adjustment or reissue (subject to the terms of spelled out below in this paragraph (a)), although my options will be adjusted in the same manner as all other options in connection with a change in capitalization. Through the date which is sixty (60) days following the end of the Severance Period, I will be entitled to participate in any “cashless” exercise program then in place for Charter executives generally through the brokerage firms then participating in such program.

(iv)	I will be eligible for the relocation benefits provided for under Charter’s current executive relocation policy with regard to a relocation by me from the Denver, Colorado area to the Atlanta, Georgia area, including, without limitation, home sale assistance. This contemplates and requires that I will commence and complete the relocation process within a reasonable period of time after my Separation Date. I will and am required to act in good faith to make reasonable efforts to minimize the costs of such relocation. And, I understand that temporary housing allowances and benefits would not be applicable to my relocation or reimbursable in this situation, and that I will not be entitled to home purchase assistance in this situation. Charter will review and approve any reimbursement requests in good faith and in accordance with and on the terms of its current executive relocation policy, a copy of which has been provided to my counsel.

(v)	I will be provided outplacement assistance for a period of six (6) months from my Separation Date, the details and specifics of which are determined by Charter and provided by an outplacement firm selected by Charter.

(vi)	Charter has agreed to waive compliance with, and I will not be subject to, the terms of and covenants set forth in paragraphs 8.1 a-c or 8.1e of that certain Employment Agreement (the “Employment Agreement”) between Charter and me dated as of April 27, 2003 (except to the extent provided for below). To the extent that Charter’s stock option plan or any other policy of Charter would impose any similar restrictions on me (or in the case of stock options, would allow Charter to recapture any gain realized by me), Charter waives compliance by me (and waives any right to recover gains I may realize in connection with the exercise of my options).

Whether or not I sign this Agreement, I will receive my wages or other compensation for all time worked through my Separation Date, accrued vacation, and any other accrued leave time which I am entitled to under applicable law, through my Separation Date, and health benefits through the end of the month of my Separation Date. Except as provided in this Agreement, no payment, compensation, leave time, insurance or other benefits, will be furnished or paid to me. I understand that the Company may change payroll dates, schedules, or amounts; insurance carriers or benefit plans or otherwise modify its payroll or benefit plans for its active employees, and those changes will be applied to me as well where applicable. Except as described in this Agreement, as of my Separation Date, I will cease to be eligible to participate under, or covered by, any insurance, health, vision or dental insurance, or self-insured welfare benefit, bonus, incentive compensation, commission, life insurance, disability, retirement, 401K, profit sharing, or other compensation or benefit plans, and have no rights under any of those plans, unless (in the case of an employee insurance or welfare benefit plan, as opposed to any type of incentive, bonus, commission or other compensation plan or policy) the terms of the plan provide for coverage following separation from employment or I exercise any conversion privileges, at my own cost, as may be provided in those plans. No payments for expenses made under my discretionary fund account / arrangement for legal and accounting fees, etc. will be made to me, and I waive any right to submit such claims for benefits and expenses to the extent they have not been paid prior to August 1, 2004.

I will not be entitled to or paid, and specifically waive any right to, any bonus or incentive that has not been paid to me to date or that hereafter may become due and payable under the terms of any bonus pan or arrangement, or otherwise. I also understand and agree that whatever stock options I currently have will be determined solely upon the terms of the existing options and at the original option price.

(b) Separation from Employment; Employment Agreement: (1) I voluntarily and irrevocably resign my employment and offices with Charter and its direct and indirect subsidiaries, plans, trusts and affiliates (collectively “Charter Communications”) effective September 30, 2004. My employment with the Charter and Charter Communications ends on September 30, 2004, which is my Separation Date. I agree never to apply for or accept employment or re-employment with Charter Communications and/or placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Charter Communications has no obligation, contractual or otherwise, to rehire, re-employ or recall me in the future. I resign all offices and director positions I hold with Charter or any of its plans, subsidiaries, trusts, or affiliates effective as of that date.

(2) I will not directly or indirectly make any statement, comment, announcement or press release concerning my employment, or my resignation and separation from employment (or this Agreement), that is not agreed to and reviewed in advance by Charter. I will cooperate with and assist Charter with respect to any statement, press release and/or announcement which Charter may make concerning my employment and/or my resignation and separation from employment. Charter will provide me an opportunity to comment upon any proposed press release or announcement concerning my resignation before it is issued to the extent doing so would not result in a violation of any applicable laws and regulations. The provisions of this paragraph do not preclude me from commenting upon any press release or announcement by Charter I have not agreed to in order to correct or clarify anything I consider to be inaccurate. Since September 2, 2004, I have not engaged in any conduct that would violate the terms of this paragraph (b)(ii) of the Agreement if it had then been in effect.

(3) I previously signed and entered into the Employment Agreement. The Employment Agreement is considered, and hereby is, terminated by me without Good Reason as of September 30, 2004. I am not entitled to any payments or benefits under the Employment Agreement by reason of my resignation and separation from employment and/or the termination of the Employment Agreement, and I have no further rights, and Charter and Charter Communications have no further obligations (except to extent specified in this Agreement), under the Employment Agreement. The provisions of paragraph 8.1 (d)(except to the extent modified by this Agreement) and 8.2 of the Employment Agreement, and any provisions relating to their enforcement, survive termination of the Employment Agreement, and continue in full force and effect. The payments and benefits described in paragraph (a) above are in lieu of and satisfy any claims or rights I may have under the Employment Agreement. Under no circumstances shall the termination of the Employment Agreement, or my separation from employment, be treated as or considered a termination by me for Good Reason, or a termination by Charter without Cause, and I withdraw any letters previously issued by me or my counsel to Charter claiming or providing a notice of termination under the Employment Agreement, including but not limited to my attorney’s letter to Charter dated August 24, 2004.

(4) During the remainder of my employment, I will continue to perform my duties in accordance with my Employment Agreement to the extent requested of me by the Chief Executive Officer or his designee. I will continue to comply with all policies of Charter and the terms of my Employment Agreement. For its part, Charter will continue to pay my base salary and provide the benefits called for by the Employment Agreement through the Separation Date.

(c) Complete Release: I unconditionally and irrevocably release Charter, its current and former parents, plans, subsidiaries, and affiliates, and their respective current or former employees, directors and agents and related parties from all known or unknown claims, lawsuits and causes of action, if any, that I presently could have for any event that has occurred prior to my signing this Agreement, from any claims, lawsuits and causes of action arising out of or relating to my employment with Charter Communications, the Employment Agreement, or my separation from employment, from any claims or rights I may have to severance under the Charter Communications Special One-Time Severance Plan or otherwise, from any claims, lawsuits or causes of action in any way arising out of or based upon any decision, promise, agreement, policy, practice, act or conduct of any person or entity I am releasing prior to this date, or based upon the negotiation and execution of this Settlement Agreement And Release, and from any rights, lawsuits, causes of action or claims arising out of or based upon any facts occurring prior to the date I sign this Agreement. I understand that this means that I am releasing Charter and such other persons and entities from and may not bring claims against any of them under (a) Title VII of the Civil Rights Act of 1964 or Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, ancestry, religion, or sex; (b) the Age Discrimination in Employment Act, which prohibits discrimination based on age; (c) the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; (d) the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (e) the WARN Act, which requires that advance notice be given of certain workforce reductions; (f) the Employee Retirement Income Security Act, which among other things, protects employee benefits; (g) the Fair Labor Standards Act of 1938, which regulates wage and hour matters; (h) the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; (i) the Sarbanes-Oxley Act of 2002, which, among other things, provides Whistleblower protection or any other federal or state law, regulation, or executive order prohibiting discrimination or retaliation; (j) any of the laws of the State of Colorado, Delaware, Georgia or Missouri or any political subdivision of any such State; or (k) any other law prohibiting retaliation based on exercise of my rights under any law, providing whistleblowers protection, providing workers’ compensation benefits, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law relating to salary, commission, compensation, benefits, and other matters. I specifically represent that I have not been treated adversely on account of age or gender, nor have I otherwise been treated wrongfully in connection with my employment with the Company or my separation from employment and that I have no basis for a claim under the Age Discrimination in Employment Act or any applicable law prohibiting employment or other discrimination or retaliation. I agree that I am not eligible for severance under any severance plan, program, policy or arrangement of Charter or any of its subsidiaries or affiliates and I specifically waive any right I may have to receive benefits under any such severance plan, program, policy or arrangement. I acknowledge that the Company relied on the representations and promises in this Agreement in agreeing to pay me the benefits described in subsection (a). I understand that I am releasing claims for events that have occurred prior to my signing this Agreement that I may not know about. This release does not include claims arising after the date I sign this Agreement (including, without limitation, any action to enforce this Agreement), claims for indemnification described in paragraph (o), or any pending claims for workers compensation that have already been filed or for on-the-job injuries that have already been reported.

(d) Promise Not to File Claims: I promise never to file, prosecute or pursue any lawsuit based on a claim purportedly released by this Agreement, and I will withdraw with prejudice any such lawsuit, administrative charge or other legal action that may already be pending. I promise never to seek or accept any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by prosecuting a charge with any administrative agency, or otherwise, with respect to any claim purportedly released by this Agreement. I specifically acknowledge and agree that I am not entitled to severance or any other benefits under the Charter Communications Special One-Time Severance Plan or other severance plan or contract, or to any payments following termination of my employment under or by reason of the Employment Agreement (and the payments and benefits described in this Agreement are in lieu of any severance or other benefits to which I may be entitled under such plan or any other policy, program, plan or agreement and satisfy and are in lieu of any payments to which I may be entitled under the Employment Agreement or any other such plan, policy, program or arrangement), and I specifically waive any rights I may have under that plan and any such agreement, if any.

(e) Non-admission of Liability: This Agreement is not an admission of fault, liability or wrongdoing by me or any released party, and should not be interpreted or construed as such. I understand that all released parties specifically deny engaging in any fault or wrongdoing.

(f) Non-Disparagement: The Company and I each agree to conduct ourselves in a professional and positive manner in all of our dealings, communications and contacts concerning Charter Communications, my employment, or my separation from employment. I agree to fully comply with the provisions of paragraph 8.2 of the Employment Agreement. For its part, the Company agrees that its officers will not directly or indirectly publicly disparage or otherwise make adverse references about me. Nothing in this paragraph shall prevent anyone from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission. Charter agrees that in response to any request for an employment reference for me directed to Charter’s Human Resources Department, unless otherwise consented or agreed to by me, Charter only will provide information as to my dates of employment, position, and last rate of base salary. In addition, Charter will direct its current executive officers to either refer any reference request about me they may receive to Human Resources or provide only this same information in accordance with Charter’s stated policy. I will direct any prospective employer to refer any reference request to Charter’s Human Resources Department.

(g) Employee In Good Standing: (1) I will, as part of my obligations as an employee and under this Agreement, meet with an attorney(s) / agent(s) designated by Charter as part of my exit interview (or at a different time established by Charter’s counsel or agent) and completely and truthfully answer all questions such attorney(s) or agent(s) may have concerning the business or operation of Charter Communications, my own conduct as an employee, and conduct of any present or former officer or employee of Charter Communications.

(2) I understand that my right to receive and retain all of the payments and benefits provided by this Agreement is provided and conditioned upon my agreement to and compliance with the terms of this Agreement (subject, however, to the limitations provided by applicable law with respect to the compliance with the release provisions of the Agreement or otherwise and the rights in arbitration specified below), and that failure to comply with the interview obligations specified in (g)(1) above, failure to comply with (or breach of) any of my other obligations under this Agreement, engaging in misconduct or illegal or fraudulent conduct during my employment (even if discovered after my Separation Date), or termination for cause prior to the Separation Date, will (solely if and to the extent awarded by the Arbitrator in an arbitration conducted as set forth below): (A) relieve Charter of its obligations under this Agreement, and (B) (unless otherwise prohibited by applicable law) obligate me to repay to Charter upon demand all Separation Pay paid to me (which I promise and agree to do); it being understood and agreed that these remedies shall be in addition to and not in lieu of any other rights or remedies which may be asserted or awarded in the Arbitration, and will not affect any other rights or obligations under this Agreement. Provided, however, that any issue relating to the immediately preceding sentence, and what is the appropriate remedy (including without limitation whether Charter may cease making any payments or providing any benefits called for by this Agreement and/or recover any payments made by Charter to date, and whether Charter is entitled to any other remedy, may secure any other relief and/or recover any other damages), and any failure to make any payment under this Agreement, shall be settled and resolved by an arbitration conducted in St. Louis, Missouri in accordance with the rules of the American Arbitration Association (“AAA”) for employment disputes by an arbitrator (the “Arbitrator”) selected from a list of St. Louis labor and employment arbitrators on the AAA’s list of approved arbitrators in accordance with the AAA’s rules. The Arbitrator shall hear the matter and decide the issue within 60 days after it is submitted to arbitration. The issue before the Arbitrator will be whether I engaged in the conduct in question, and if so, what is the appropriate remedy; it being understood that if the Arbitrator finds for Charter, the Arbitrator may, but is not bound to, grant Charter any or all of the relief specified in (g)(2)(A) and (B) above, that the Arbitrator is not limited to awarding any or all of the relief specified in those sections, and that I am not precluded in any way from contending in the arbitration that even if I engaged in any prohibited conduct, that the Arbitrator should grant relief and a remedy less severe than that specified in (g)((2)(A) or (B) above. Judgment on the award rendered by the Arbitrator in such arbitration may be entered in any Court having jurisdiction thereof. Attorneys fees and costs may be awarded by the Arbitrator in any such arbitration in accordance with and to the extent provided in paragraph (k) below.

(h) Future Cooperation: During the period of time from this date until and ending September 1, 2007, I agree to reasonably cooperate with the Company and to furnish any complete and truthful information, testimony or affidavits in connection with any matter that arose during my employment or of which I have any knowledge or involvement that is the subject of litigation or any other proceeding, any asserted claim, any potential refund, or any governmental investigation. Such cooperation shall be performed at reasonable times and places and in a manner as not to interfere with any other employment in which I may then be engaged or other prescheduled material commitments of mine. If the Company requires me to travel outside the metropolitan area in the United States where I then reside to provide any testimony or otherwise provide any such assistance, then Charter will reimburse me for any reasonable, ordinary and necessary travel and lodging expenses incurred by me to do so provided I submit all documentation required under Charter’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Charter to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring me to provide any testimony or affidavit that is not complete and truthful.

(i) Covenant Not To Compete: I agree that I will not, during the Severance Period, perform any work as an employee, consultant, contractor, or in any other capacity with, directly or indirectly own any interest in, or directly or indirectly provide any services or advice to, Cequel III (or any of its affiliates, or any entity invested in or owned or controlled by Cequel III or any of its principals, excluding publicly traded corporations in which such person(s) or entities own or control less than a 5% interest), or any company or business in which Cequel III or any of Cequel III’s principals own an interest (other than a publicly traded corporation in which such person(s) and entities own or control less than a 5% interest). It is understood that the principals of Cequel III include Jerry Kent and Howard Wood.

(j) Confidential and Proprietary Information; Non-Solicitation: I specifically reaffirm my agreement to, and agree to comply with, the provisions of paragraphs 8.1d and 8.2 of my Employment Agreement (and any provisions relating to their enforcement). I agree that the provisions of paragraph 8.1d and 8.2 of the Employment Agreement and any provisions relating to their enforcement continue in full force and effect and are unaffected by this Agreement or the termination of my employment and the Employment Agreement, except as specifically set forth herein. It is understood and agreed that the provisions of Section 8.1(d) shall not apply to any person who, at the time of solicitation or employment: (i) is not then receiving, or is not then eligible to receive, any type of severance or salary continuation payment from Charter (or who has waived in a writing delivered to Charter any right to receive any further such payments), and (ii) has not been employed by Charter Communications for a period of at least six (6) months.

(k) Provisions Concerning Confidentiality And Non Solicitation: I agree that to the extent any of the provisions of the paragraph of this Agreement regarding “Confidential and Proprietary Information,” “Covenant Not to Compete” or “Non-Solicitation,” or their application shall be deemed to be unenforceable or invalid by a Court, then the provisions determined to be invalid shall be deemed severable and shall not affect the validity and enforceability of the remaining provisions of this Agreement. In addition, to the extent any such provision shall be determined by a Court to be unenforceable to any extent or to any degree, I agree that provision shall not be rendered invalid, but instead shall be automatically amended to such lesser time period, degree, scope and/or extent as shall grant the Company the maximum protection allowed by applicable law in such circumstances. In addition to and not in lieu of its other legal rights, the Company shall have the right to an injunction (without any required bond) to prevent any actual or threatened violation of any provisions of the paragraph of this Agreement regarding “Confidential and Proprietary Information,” “Covenant Not to Compete,” or “Non-Solicitation,” and to recover and/or cease making any payments called for by this Agreement. Charter and I agree that in any suit to enforce, or to sue for a breach or violation of the terms of this Agreement, or to recover any monies due or repayable hereunder, the party who prevails on any such claim shall be entitled to recover against the other in such lawsuit the reasonable attorneys fees and costs incurred by that party in that lawsuit to prevail on that particular claim, as and to the extent determined by the Court in its discretion.

(l) Return of Property: I have returned, or will return, to the Company on my Separation Date (or at some earlier time requested by the Company), all files, memoranda, documents, records, credit cards, keys, computers, cellular telephone, other equipment, badges, vehicles, Confidential Information and any other property of the Company. I also will reveal to the Company on or before my Separation Date all access codes to any computer or other program or equipment. Since August 15, 2004, I have not deleted or destroyed any Company documents or information, in hard copy or electronic format, without my manager’s consent. By my signature on this Agreement, I agree to allow the Company to deduct from my severance payments, vacations or any other payments due any amounts that I owe the Company including, but not limited to, amounts owed for unreturned property or equipment.

(m) This Agreement to be Kept Confidential: I have not disclosed, and will not disclose, the terms, fact or amount of this Agreement to anyone other than my spouse (on a confidential basis), my attorney, and my tax or financial advisor. And, I will not authorize, direct or permit any such person to reveal any of such information to any third party. If I am legally required to disclose any such information, I will notify Charter prior to doing so. Nothing herein shall preclude me from disclosing to those assisting with my job search and potential employers the specific terms of my agreements relating to non competition, non solicitation and confidential and proprietary information contained in this Agreement but will redact any monetary terms of this Agreement, and in particular any of the provisions of (a) or (b) above.

(n) Consideration of Agreement: The Company advised me to take this Agreement home, read it, and carefully consider all of its terms before signing it. The Company gave me, and I understand that I have, 21 days in which to consider this Agreement, sign it and return it to the Company. I waive any right I might have to additional time within which to consider this Agreement. I understand that I may discuss this Agreement with an attorney, at my own expense during this period. I understand that I may revoke this Agreement within 7 days after I sign it. I have carefully read this Agreement, I fully understand what it means, and I am entering into it voluntarily. I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive, including the benefits described in Paragraph (a) of this Agreement. If I revoke my acceptance of this Agreement within such 7 day time period, or if I fail to accept this Agreement within the 21 day time period, then Charter shall have no obligations under this Agreement, including but not limited to any obligation to pay or provide any of the benefits or payments specified in this Agreement.

(o) Provisions Concerning Indemnification; Attorneys Fees: The Company agrees to continue to provide me with any rights to indemnification contained in any of the Company’s organizational documents or in any corporate resolution extending indemnification rights to me or other similarly situated officers of the Company. I understand and have been advised that these indemnification rights would extend to attorneys fees incurred in connection with the defense of any claim (or any governmental investigatory interview) for which I am entitled to indemnification to the extent called for by those indemnification provisions. I shall continue to be covered under the terms of any of the Company’s liability policies, including but not limited to Directors and Officers insurance, to the extent such coverage existed on or prior to my Separation Date.

(p) Choice of Law: This Agreement was drafted in Missouri, and the Company’s Corporate offices are in Missouri. Therefore, this Agreement is to be governed by and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles, and this Agreement shall be deemed to have been accepted and entered into in the State of Missouri.

(q) Entire Agreement: This Agreement is the entire agreement between the Company and me relating to my separation from employment and the subject matter of this Agreement, and supersedes any and all prior oral or written communications or agreements concerning such subject matter. Neither this Agreement nor any of its terms may be amended, changed, waived or added to except in a writing signed by both parties. The Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

This Agreement was presented to me on September 7, 2004. I have been advised to take this Agreement home, read it, and carefully consider all of its provisions before signing it. I will have 21 days, to and including September 28, 2004 in which to consider it, sign it and return it to Lynne Ramsey. This agreement will not become effective until it has been executed by the Company representative named below.

I have carefully read this Agreement, I fully understand what it means, and I am entering into it voluntarily.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

Presented By:

Name:		Date Delivered:

Employee:

Signature:	/s/ Margaret A. Belville	Date Signed: 9/16/04

Printed Name:	Margaret A. Bellville

Company:

Signature:	/s/ Lynne F. Ramsey	Date Received: 9/16/04

Printed Name :	Lynne F. Ramsey

Please Return To:

Lynne Ramsey
Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131-3647